Exhibit 10.10

May 16, 2018

Nicola Rossi

Dear Nick,

On behalf of Wyndham Hotels and Resorts, Inc. (the “Company”), I am pleased to confirm our offer of continuing employment to you as Chief Accounting Officer in the Finance Department, reporting to David Wyshner.  In alignment with our “Count On Me!” service philosophy, we recognize that our associates are our greatest asset and are excited that you will be joining our new company.

Specifically, effective the date of transaction, anticipated to be June 1, 2018,

•                  Your position will be located in Parsippany, NJ.

•                  Your bi-weekly salary will be $14,463.68 which equates to an annualized salary of $376,055.56, less all applicable withholdings and authorized or required deductions.

•                  Your band will be EL.

•                  You will be eligible to participate in the Annual Incentive Plan to be established by the Company (the “AIP”), the details of which will be disclosed to you at a later date, and your annual incentive target will be 50% of your “eligible earnings” (as defined in the AIP).  Your eligibility to receive a payout under the AIP will be based on the Company’s achievement of its profit goals, your achievement of certain performance measures and the satisfaction of other terms and conditions of the AIP. The annual incentive distribution is typically in the first quarter of the next year immediately following the calendar year to which the annual incentive relates, and you must be employed on the payment date in order to receive your annual incentive (if any).

•                  Your eligibility for health and welfare benefits will remain the same throughout 2018.  We anticipate open enrollment for 2019 to begin in the third quarter of 2018.

•                  You will be eligible to receive long-term incentive plan grants on an annual basis beginning in 2018.  Award values vary from year to year, are subject to change without notice, are generally contingent upon such criteria as personal performance, scope of responsibility and Company financial performance, and are subject to approval of the Compensation Committee (the “Committee”).  While the form of the grant is at the discretion of the Committee, it is expected to take the form of restricted stock units or a combination of restricted stock units and/or stock settled stock appreciation rights and/or stock options.  The Committee will determine, in its sole discretion, whether you will receive a long-term incentive plan grant in any given year.

•                  You will be subject to all policies and procedures of the Company.

Please indicate your agreement to the terms of this letter by signing below by May 25, 2018.  Please keep a copy for your personal files and return a copy of the signed letter to me or your local HR department.

Per the Company’s standard policy, this letter is not intended to be nor should it be considered as an employment contract for a definite or indefinite period of time.  Employment with the Company is at will, and either you or the Company may terminate employment at any time, with or without cause and with or without advance notice.  If, however, your employment with Wyndham Hotels and Resorts is terminated by Wyndham Hotels and Resorts other than for cause, (as defined by Wyndham Hotels and Resorts) and other than in connection with your disability which prevents you from performing services for Wyndham Hotels and Resorts for a period of 6 months, you will receive severance pay equal to eighteen months of your then current base salary plus eighteen months of your then current target annual incentive: provided, however, that the provision of such severance pay is subject to, and contingent upon, you executing a separation agreement with Wyndham Hotels and Resorts, in such form determined by Wyndham, which requires you to release of all actual and purported claims against Wyndham Hotels and Resorts and its affiliates, and which also requires you to agree (i) protect and not disclose all confidential and proprietary information of Wyndham Hotels and Resorts, (ii) not compete, directly or indirectly, against Wyndham, and (iii) not to solicit any Wyndham Hotels and Resorts employees, consultants, agents or customers.

You play an important role in the Company’s future success, and we are excited about our future together. If there is anything further I can do to assist you, please do not hesitate to contact me or your HR representative.

Best regards,

/s/ Mary Falvey
Mary Falvey
Chief Administrative Officer

/s/Nicola Rossi	5/22/2018
Associate signature	Date